    As filed with the Securities & Exchange Commission on September 14, 2007

Registration Number: 333-120120-1

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2 - Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BINGO.COM, LTD.

(Name of small business issuer in its charter)

Anguilla, B.W.I. (State or jurisdiction of incorporation or organization)	7900 (Primary Standard Industrial Classification Code Number)	98-0206369 (I.R.S. Employer Identification No.)

    National Bank of Anguilla Corporate Building, 1St Floor

St Mary's Road, TV1 02P

The Valley, Anguilla, B.W.I.

Telephone: (264) 461-2646

(Address and telephone number of principal executive offices)

National Bank of Anguilla Corporate Building, 1St Floor

St Mary's Road, TV1 02P

The Valley, Anguilla, B.W.I.

(Address of principal place of business or intended principal place of business)

Gerald R. Tuskey, Personal Law Corporation

Suite 1003, 409 Granville Street

Vancouver, B.C.

V6C 1T2  Canada

(604) 681-9588

(Name, Address and telephone number of agent for service)

Approximate date of proposed sale to the public:            As soon as practicable after the effective date of

                                                                                         this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [___]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    [___]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, No Par Value	9,000,000 shares	$0.30	$2,700,000	$82.89

(1)        The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Under the Anguilla International Business Companies Act, an international business company may indemnify any officer or director provided that the person being indemnified has acted honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below.  Please note that all amounts are estimates other than the Commission's registration fee.

            Securities and Exchange Commission registration fee: $82.89

Federal Taxes                                                             $Nil

State Taxes and Fees                                                  $Nil

Transfer Agent Fees                                                $1,000

Accounting fees and expenses                                  $1,000

Legal fees and expenses                                          $10,000

Miscellaneous                                                           $5,000

 TOTAL:                                                               $17,082.89

We will pay all expenses of the offering listed above from cash on hand.  No portion of these expenses will be borne by the selling shareholders.

RECENT SALES OF UNREGISTERED SECURITIES

On March 21, 2007, we issued 6,000,000 common shares at $0.25 per share to 2 subscribers. We also issued 3,000,000 warrants which are exercisable into 3,000,000 common shares at $0.35 per share. 400,000 of these shares were issued under Regulation S and 5,600,000 of these shares were issued under Rule 506 of Regulation D. None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  The subscriber to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.  The subscriber who received shares under Rule 506 of Regulation D warranted their eligibility as an "Accredited Investor" as that term is defined in Regulation D.

On April 14, 2005, we issued 1,339,667 common shares at $0.75 per share to 18 subscribers. All of these shares were issued under Regulation S. None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

On April 15, 2005, we issued 380,000 common shares at a price of $0.25 per share to existing warrant holders.  These shares were issued on exercise of an outstanding warrant which was issued by our company on July 2, 2002. All of these shares were issued under Regulation S. None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

EXHIBITS

Item 27            Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated October 15, 2004, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
3.1	Articles of Incorporation, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.2	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.3	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.4	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.5	Articles of Continuance, filed with the Issuer's S4 on February 23, 2005, incorporated herein by reference.
3.6	Bylaws of Bingo.com, Ltd., filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
4.1	Dissent and Appraisal Rights of the Florida Business Corporations Act, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
4.2	Form of Dissenter's Appraisal Notice, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
5.4	Legal Opinion of Clark, Wilson.
10.1	Regulation S Private Placement Agreement, filed with the Issuer's SB-2 on May 3, 2005, incorporated herein by reference.
10.2	Debenture B, as filed with the Issuer's Form 10Q on November 14, 2002, incorporated herein by reference.
10.3	Warrant B, as filed with the Issuer's Form 10Q on November 14, 2002, incorporated herein by reference.
10.4	Amended Consultant Agreement with T.M. Williams, as filed with the Issuer's Form10Q on August 14, 2002, incorporated herein by reference.
13.1	Form 10QSB for the period ended September 30, 2006, filed on November 15, 2006, incorporated herein by reference.
13.2	Form 10QSB for the period ended June 30, 2006, filed on August 15, 2006, incorporated herein by reference.
13.3	Form 10QSB for the period ended March 31, 2006, filed on May 15, 2006, incorporated herein by reference.
21	Subsidiaries of the Issuer, filed on August 27, 2007, incorporated herein by reference.
23	Consent of Dohan and Company, P.A., C.P.A.'s, filed on August 27, 2007, incorporated herein by reference.

UNDERTAKINGS

Item 28            Undertakings

(a)       We hereby undertake:

(1)            To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

(2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on September 14, 2007.

Bingo.com, Ltd.

/s/ T. M. Williams                                                            /s/ H . W. Bromley

T.M. Williams,                                                                     H. W. Bromley,

Chief Executive Officer and Director                                    Chief Financial Officer and

                                                                                            Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                             Title                                            Date

/s/ T. M. Williams                  President, C.E.O.                       September 14, 2007

T.M. Williams                        and Director

/s/ H. W. Bromley                   Chief Financial Officer                September 14, 2007

H. W. Bromley                        and Principal Accounting

                                               Officer